EXHIBIT 99.1

Dov A. Goldstein, M.D.	E. Blair Schoeb
Vicuron Pharmaceuticals, Inc.	WeissComm Partners
610-205-2312	760-365-1857

dgoldstein@vicuron.com	Blair@weisscommpartners.com

VICURON PHARMACEUTICALS – ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO

ACT WAITING PERIOD AND EXPECTED CLOSING DATE FOR ACQUISITION BY PFIZER

King of Prussia, Penn., September 11, 2005 – Vicuron Pharmaceuticals Inc. (Nasdaq and Nuovo Mercato: MICU) announces that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, applicable to its previously announced merger with a wholly-owned subsidiary of Pfizer Inc., has expired. Vicuron expects that the merger will close on September 14, 2005, subject to completion at the closing of customary conditions to closing.

Vicuron Pharmaceuticals

Vicuron Pharmaceuticals is a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing vital medicine for seriously ill patients. The company has two New Drug Applications submitted to the U.S. Food and Drug Administration for its two lead products, dalbavancin, a novel intravenous antibiotic for the treatment of serious Gram-positive infections, and anidulafungin, a novel antifungal agent. Vicuron applies a disciplined, integrated approach to anti-infective discovery for next-generation compounds in both hospital-based and community-acquired infections. The company recently announced that it was being acquired by Pfizer at a price of $29.10 per share in cash, for an aggregate equity purchase price of approximately $1.9 billion. Completion of this transaction is subject to customary closing conditions.

Forward-Looking Statements

This news release contains a “forward-looking” statement relating to the completion of the merger. This forward-looking statement is subject to risks and uncertainties that could delay or prevent the completion of the merger, including the satisfaction of the closing conditions set forth in the Merger Agreement. Vicuron does not undertake any obligation to update forward-looking statements.